Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke
Director, Investor Relations
(281) 492-5370

DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES CLOSING OF $250
MILLION SENIOR NOTE OFFERING

Houston, Texas, August 27, 2004 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced the completion of the offering of $250 million of the Company’s 5.15% senior unsecured notes due September 1, 2014. The transaction resulted in net proceeds to Diamond Offshore of approximately $248 million.

The notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Diamond Offshore is a leader in deep water drilling. The Company’s fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world’s seven continents.